Exhibit 5.1

Form of Opinion

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201 (615) 742-6200

____________, 2016

MRI Interventions, Inc.

5 Musick

Irvine, California 92618

Re:	Securities Being Registered on Form S-1

Ladies and Gentlemen:

We have acted as legal counsel to MRI Interventions, Inc, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement (No. 333-211647) on Form S-1, as amended (the “Registration Statement”), pursuant to which the Company is registering the offering for sale (the “Offering”) under the Securities Act of 1933, as amended (the “Securities Act”), of:

1	2,000,000 units (the “Units”) consisting of (a) shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and (b) warrants to purchase shares of Common Stock (the “Warrants;) and

2	warrants to purchase shares of Common Stock to be issued to the representative of the underwriters in the Offering (the “Underwriter Warrants”).

 Each Unit consists of one Share and a Warrant to purchase [___] of a share of Common Stock. The shares of Common Stock issuable upon exercise of the Warrants shall be referred to herein as the “Warrant Shares.” The Units, Shares, Warrants, Underwriter Warrants and Warrant Shares are, collectively, referred to herein as the “Securities.”

The Securities are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and the underwriters to be named therein or pursuant to the conversion of certain notes (the “Notes”) issued by the Company and amended June 30, 2016. The form of the Underwriting Agreement has been filed as Exhibit 1.1 to the Registration Statement and the Form of Omnibus amendments to the Notes have been filed as Exhibits 4.18 and 4.19 to the Registration Statement. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Underwriting Agreement.

 In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.    The Registration Statement;

2.    The Prospectus;

3.    The Amended and Restated Certificate of Incorporation of the Company (the “COI”);

4.     Form of amendment to COI to reflect reverse stock split;

5.    The Amended and Restated Bylaws of the Company;

_________,2016

6.    The form of Underwriting Agreement;

7.    The form of Warrant;

8.    Form of Warrant Agreement

9.    Resolutions adopted by the Board of Directors of the Company relating to the Units, the Shares, the Warrants and the Warrant Shares;

10.  Certain Notes issued by the Company, as amended;

11.  A certificate of the Secretary of State of the State of Delaware as to the good standing of the Company, dated as of a recent date; and

12.  Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

1.    Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.   Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.   All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any of the provision of any of the Documents, by action or omission of the parties or otherwise.

The opinion set forth below is limited to the General Corporation Law of the State of Delaware (including applicable rules and regulations promulgated under the Delaware General Corporation Law and applicable reported judicial and regulatory determinations interpreting the Delaware General Corporation Law) and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.

Based upon the foregoing, we are of the opinion that:

1.     The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Delaware and is in good standing with the Secretary of State for the State of Delaware.

2.     The Units, when issued and delivered by the Company in accordance with the terms of the Offering, will be validly issued, fully paid and non-assessable.

3.     The Shares, when issued and delivered by the Company in accordance with the terms of the Offering, will be validly issued, fully paid and non-assessable,

4.     The Warrants, when issued and delivered by the Company in accordance with the terms of the Offering, will constitute binding obligations of the Company in accordance with their terms.

5.     The Underwriter Warrants, when issued and delivered by the Company in accordance with the Underwriting Agreement, will constitute binding obligations of the Company in accordance with their terms.

6.    The Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

_________,2016

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name wherever appearing in the Registration Statements. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

The opinions set forth herein are expressed as of the date hereof and we disclaim any undertaking to advise you of any changes which may subsequently be brought to our attention in the facts or the law upon which such opinions are based.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

Very truly yours,